Exhibit 5.1

November 8, 2021

Fossil Group, Inc.
901 S. Central Expressway
Richardson, Texas 75080

Re:	Fossil Group, Inc. Registration Statement on Form S-3 File No. 333-259352

Ladies and Gentlemen:

We have acted as counsel to Fossil Group, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-3 (File No. 333-259352) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of $150.0 million aggregate principal amount of 7.00% Senior Notes due 2026 (the “Debt Securities”) of the Company to be issued under an indenture (the “Base Indenture”) dated as of the date hereof between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the first supplemental indenture dated as of the date hereof between the Company and the Trustee (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), and sold pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”), dated November 3, 2021, between the Company and B. Riley Securities, Inc., as representative of the several underwriters named therein (collectively, the “Underwriters”). This letter is being furnished at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinions stated herein, we have examined and relied upon originals or certified copies of the following:

(a)	the Registration Statement;

(b)	the Indenture;

(c)	the Underwriting Agreement; and

(d)	such other corporate records of the Company and other certificates and documents of officials of the Company and public officials and others as we have deemed appropriate for purposes of this letter.

Fossil Group, Inc.

November 8, 2021

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies, and that the Debt Securities will conform to the specimen thereof we have reviewed. We have also assumed (i) the existence and entity power of each party to any document referred to herein (other than the Company) and (ii) that the Indenture is a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Debt Securities have been duly executed by the Company, duly authenticated by the Trustee in accordance with the terms of the Indenture, and delivered to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement, the Debt Securities will be valid and binding obligations of the Company.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, statutes, rules or regulations or judicial or administrative decisions (collectively, “Laws”) of: (i) the Delaware General Corporation Law and (ii) the Laws of the State of New York.

B.	The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution.

C.	This letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinions expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

Fossil Group, Inc.

November 8, 2021

We hereby consent to the filing of this letter as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission on the date hereof, to the incorporation by reference of this letter into the Registration Statement and to the use of our name in the Prospectus dated September 30, 2021, and the Prospectus Supplement dated November 3, 2021, forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Akin Gump Strauss Hauer & Feld LLP

AKIN GUMP STRAUSS HAUER & FELD LLP